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                                                               Exhibit 5(i)


                      FORM OF INVESTMENT ADVISORY AGREEMENT

                  AGREEMENT made this ____ day of _______, 1998 between Merrill Lynch Variable Series Funds, Inc., a Maryland corporation (the "Company"), and Merrill Lynch Asset Management, L.P., a Delaware limited partnership (the "Adviser");

                              W I T N E S S E T H:

                  WHEREAS, the Company is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "Investment Company Act"); and

                  WHEREAS, the Company is currently comprised of [sixteen] separate Funds, each of which pursues its investment objective through separate investment policies; and

                  WHEREAS, the Adviser is engaged in principally in rendering advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

                  WHEREAS, the Adviser is currently serving as the Investment Adviser to the Company's Reserve Assets Fund pursuant to an Investment Advisory Agreement dated November 10, 1981 as amended on April 23, 1985; to the Company's Prime Bond Fund, High Current Income Fund, Quality Equity Fund and Equity Growth Fund pursuant to an Investment Advisory Agreement dated April 21, 1982 as amended on April 23, 1985; to the Company's Natural Resources Focus Fund and American Balanced Fund pursuant to an Investment Advisory Agreement dated April, 1988; and to the Company's Domestic Money Market Fund and Global Strategy Focus Fund pursuant to an Investment Advisory
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Agreement Dated October 16, 1991; to the Company's Basic Value Focus Fund,
Global Bond Focus Fund (formerly known as the World Income Focus Fund), Global Utility Focus Fund and International Equity Focus Fund pursuant to an Investment Advisory Agreement dated June, 1993; to the Company's Developing Capital Markets Focus Fund and Government Bond Fund (formerly known as the Intermediate Government Bond Fund) pursuant to an Investment Advisory Agreement dated April, 1994; and to the Company's Index 500 Fund pursuant to an Investment Advisory Agreement dated December, 1996.

                  WHEREAS, the Company desires to retain the Adviser to render investment supervisory and corporate administrative services to the Company's Global Growth Focus Fund and the Company's Capital Focus Fund (each a "Fund," and together the "Funds"), in the manner and on the terms hereinafter set forth.

                  NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Adviser hereby agree as follows:

                                   ARTICLE 1.

                             Duties of the Adviser.

                  The Company hereby employs the Adviser to act as the investment adviser to and manager of the Funds and to manage the investment and reinvestment of the assets of the Funds, and to administer its affairs, subject to the supervision of the Board of Directors of the Company, for the period and on the terms and conditions set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period, at its own expense,



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to render the services and to assume the obligations herein set forth for the compensation provided for herein. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

                  (a) Investment Advisory Services. In acting as investment adviser to the Funds, the Adviser shall regularly provide the Funds with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the Funds and shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Funds' portfolio shall be held in the various securities in which it may invest, subject always to the restrictions of the Company's Articles of Incorporation and ByLaws, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Funds' investment objectives, investment policies and investment restrictions set forth in the currently effective prospectus of the Company relating to the Funds under the Securities Act of 1933 (the "Prospectus"). Should the Board of Directors of the Company at any time, however, make any definitive determination as to the investment policy of the Funds and notify the Adviser thereof, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf



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of the Company, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Funds with brokers or dealers selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all times to seek to obtain for the Funds the most favorable net results for the Funds as determined by the Board of Directors and set forth in the Prospectus. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, and other applicable provisions of law, nothing shall prohibit the Adviser from selecting brokers or dealers with which it or the Company is affiliated.

                  (b) Administrative Services. In addition to the performance of investment advisory services, the Adviser shall perform, or supervise the performance of, administrative services in connection with the management of the Company insofar as such services relate to and are required by the Funds. In this connection, the Adviser agrees to (i) assist in supervising all aspects of the Company's operations relating to the Funds, including the coordination of all matters relating to the functions of the custodian, transfer agent, other shareholder service agents, accountants, attorneys and other parties performing services or operational functions for the Company relating to the Funds, (ii) provide the Company, at the Adviser's expense, with services of persons competent to perform such administrative and clerical functions as are necessary in order to provide effective



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administration of the Company to the extent required by the Funds, including duties in connection with shareholder relations, reports, redemption requests and account adjustments and the maintenance of certain books and records of the Company insofar as they relate to the Funds, and (iii) provide the Company, at the Adviser's expense, with adequate office space and related services necessary for its operations as contemplated in the Agreement.

                                   ARTICLE 2.

                       Allocation of Charges and Expenses.

                  (a) The Adviser. The Adviser assumes and shall pay for maintaining the staff and personnel, and shall at its own expense provide the equipment, office space and facilities, necessary to perform its obligations under this Agreement, and shall pay all compensation of officers of the Company and the fees of all directors of the Company who are affiliated persons of Merrill Lynch & Co., Inc. or its subsidiaries, and shall pay the organization costs of the Funds.

                  (b) The Company. The Company assumes and shall pay all expenses of the Funds, including, without limitation: insurance, taxes, expenses for legal and auditing services, costs of printing proxies, stock certificates, shareholder reports and prospectuses (except to the extent paid by the Distributor), charges of the Custodian and Transfer Agent, expenses of redemption of shares, Securities and Exchange Commission fees, expenses of registering the shares under federal and state securities laws, fees and expenses of directors who are not affiliated persons of Merrill



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Lynch & Co., Inc. or its subsidiaries, accounting and pricing costs (including the daily calculation of net asset value), interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and other expenses properly payable by the Company.

                                   ARTICLE 3.

                          Compensation of the Adviser.

                  (a) Investment Advisory Fee. For the services rendered, the facilities furnished and expenses assumed by the Adviser, the Company shall pay to the Adviser at the end of each calendar month a fee at the annual rate of 0.75% of the average daily net assets of the Global Growth Focus Fund and 0.60% of the average daily net assets of the Capital Focus Fund, as determined and computed in accordance with the description of the method of determination of net asset value contained in the Prospectus.

                  (b) Expense Limitations. In the event the operating expenses of the Funds, including the investment advisory fee applicable to the Funds payable to the Adviser pursuant to subsection (a) hereof, for any fiscal year ending on a date on which this Agreement is in effect, exceeds the expense limitations under state securities laws or published regulations thereunder, as such limitations may be raised or lowered from time to time, the Adviser shall reduce its investment advisory fee by the extent of such excess and, if required under any such laws or regulations, will reimburse the Funds in the amount of such excess; provided, however, to the extent permitted under law, there shall be excluded from such expenses the amount of any interest, taxes, brokerage



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commissions and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Company and allocated to the Funds. Whenever the expenses of the Funds exceed a pro rata portion of the applicable annual expense limitations, the estimated amounts of reimbursement under such limitations shall be applicable as an offset against the monthly payment of the advisory fee due to the Adviser.

                                   ARTICLE 4.

                     Limitation of Liability of the Adviser.

                  The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with any investment policy or the purchase, sale or redemption of any securities on the recommendation of the Adviser. Nothing herein contained shall be construed to protect the Adviser against any liability to the Company or its security holders to which the Adviser shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties on behalf of the Company, reckless disregard of the Adviser's obligations and duties under this Agreement or the violation of any applicable law.

                                   ARTICLE 5.

                           Activities of the Adviser.

                  The services of the Adviser under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render



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similar services to others so long as its services hereunder are not impaired thereby. It is understood that directors, officers, employees and shareholders of the Company are or may become interested in the Adviser, as directors, officers, employees or shareholders or otherwise and that directors, officers, employees or shareholders of the Adviser are or may become similarly interested in the Company, and that the Adviser is or may become interested in the Company as shareholder or otherwise.

                                   ARTICLE 6.

                   Duration and Termination of this Agreement.

                  This Agreement shall become effective as of the effective date of the Company's Post Effective Amendment No. 29 to its Registration Statement, and shall remain in force until the second anniversary of such effectiveness and thereafter, but only so long as such continuance after the second anniversary is specifically approved at least annually by (i) the Board of Directors of the Company, or by the vote of a majority of the outstanding shares of the Funds, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purposes of voting on such approval.

                  This Agreement may be terminated at any time, as to the Funds, without the payment of any penalty, by the Board of Directors of the Company or by vote of a majority of the outstanding shares of the Funds, or by the Adviser, on sixty days'



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written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

                                   ARTICLE 7.

                                  Definitions.

                  The terms "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act. As used with respect to the Company or the Funds, the term "majority of the outstanding shares" means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares.

                                   ARTICLE 8.

                          Amendments of this Agreement.

                  This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Directors of the Company, or by the vote of the majority of outstanding shares of the Funds, and (ii) a majority of those directors of the Company who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                   ARTICLE 9.

                                 Governing Law.



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                  The provisions of this Agreement shall be construed and
interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

                                            MERRILL LYNCH VARIABLE SERIES FUNDS,
                                            INC.

ATTEST:

                                            By:
                                               ---------------------------------

                                            President
----------------------------
         Secretary

                                            MERRILL LYNCH ASSET MANAGEMENT, L.P.

                                            By Princeton Services, Inc., its
                                            general partner

ATTEST:

                                            By:
                                               ---------------------------------
                                                         President
----------------------------
        Secretary



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